Exhibit 99.1
Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Craig J. Propst, CFO
Hebron, KY 41048	and Treasurer
859-586-0600	859-586-0600 x 1838
www.pomeroy.com	cpropst@pomeroy.com

Pomeroy IT Solutions, Inc. Reports First Quarter 2009 Results

1Q09 Financial Highlights

•	Net loss narrows to $(0.6) million in Q1 2009 from $(4.2) million in Q1 2008

•	Revenues of $89.5 million in Q1 2009, down 38% year-over-year (YOY)

•	Gross profit of $13.0 million, down 17% YOY

•	Gross profit margin was 14.5% versus 10.8% in Q1 2008

•	Cash flow from operations was $12.9 million in Q1 2009 versus $(4.3) million in Q1 2008

•	Cash and investments of $40.3 million in Q1 2009 versus $31.9 million in Q4 2008

Hebron, KY – May 18, 2009 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported revenues  of $89.5 million for the first quarter of fiscal 2009, compared to $145.2 million for the first quarter of fiscal 2008. The reported first quarter 2009 net loss of $(0.6) million, or $(0.06) per share compares to a first quarter 2008 net loss of $(4.2) million, or $(0.35) per share.

Chris Froman, President and CEO of Pomeroy IT Solutions, said “In spite of a soft demand environment, and a significant reduction in customer’s capital spending, I am proud of our execution and continued improvement in critical areas of the business.  Our gross profit margin of 14.5% represents a year to year improvement of 370 basis points, service gross profit increased over first quarter 2008 even though we intentionally reduced our staffing business, and operating expenses declined 31%.  These efforts contributed to our fourth consecutive quarter of positive EBITDA.”

“Our cash flow and cash management was exceptional, and we continue to operate the Company with no long term debt.  In recognition of the ongoing economic climate and likely softness in product sales, we are continuing to make necessary adjustments to our operating expenses, and we remain focused on improving profitability” added Froman.

CONSOLIDATED FINANCIAL RESULTS

First Quarter 2009 versus First Quarter 2008

Total Net Revenues:  Total net revenues decreased $55.7 million or 38.4% in the first quarter of fiscal 2009, compared to the first quarter of fiscal 2008. For the first quarters of fiscal 2009 and fiscal 2008, the net revenues were $89.5 million and $145.2 million, respectively.

Product revenues were $53.2 million in the first quarter of fiscal 2009, a decrease of $28.3 million or 34.8% from the first quarter of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Manufacturing and Retail markets.  These expenditures were previously approved in the current year budgets but were delayed due to ongoing economic uncertainty.

Service revenues were $36.3 million in the first quarter of fiscal 2009, a decrease of $27.4 million or 43.0% from the first quarter of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.
	(in millions)
	Quarter ended April 5,
Service Revenue	2009	2008
Technical Staffing	$7.6	$32.5
Infrastructure Services	28.7	31.2
Total Service Revenue	$36.3	$63.7

Technical Staffing revenue decreased $24.9 million, or 76.6%, in the first quarter of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 21.0% of total service revenues in the first quarter of fiscal 2009 compared to 51.0% in the first quarter of fiscal 2008.

Infrastructure Service revenues decreased $2.5 million, or 8.0%, in the first quarter of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.0% of total service revenues in the first quarter of fiscal 2009 compared to 49.0% in the first quarter of fiscal 2008.

Gross Profit:  Gross profit was $13.0 million in the first quarter of fiscal 2009, compared to $15.7 million in the first quarter of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the first quarter of fiscal 2009, compared to 10.8% in the first quarter of fiscal 2008.

Product gross profit was $5.5 million in the first quarter of fiscal 2009, compared to $8.4 million in the first quarter of fiscal 2008. Product gross profit margin as a percentage of product revenues increased slightly to 10.4% in the first quarter of fiscal 2009, compared to 10.3% in the first quarter of fiscal 2008.

Service gross profit was $7.4 million in the first quarter of fiscal 2009, compared to $7.3 million in the first quarter of fiscal 2008.  Service gross profit margins were 20.5% in the first quarter of fiscal 2009, compared to 11.4% in the first quarter of fiscal 2008.

	(in millions)
	Quarter ended April 5,
Service Gross Profit	2009	2008
Technical Staffing	$1.2	$2.6
Infrastructure Services	6.2	4.7
Total Service Gross Profit	$7.4	$7.3

Gross profit from Technical Staffing Services was $1.2 million for the first quarter of fiscal 2009, compared to $2.6 million for the first quarter of fiscal 2008.  Gross profit margin increased to 16.1% in the first quarter of fiscal 2009 from 8.0% in the first quarter of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.2 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $6.2 million for the first quarter of fiscal 2009 compared to $4.7 million for the first quarter of fiscal 2008.  Gross profit margin increased to 21.7% in the first quarter of fiscal 2009 from 15.0% in the first quarter of fiscal 2008.  The increase in gross profit margin is the result of engagements during the first quarter of fiscal 2008 that generated revenue of approximately $1.4 million at zero gross profit and cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of the technical resources.

Operating Expenses:  Total operating expenses were $13.5 million in the first quarter of fiscal 2009, compared to $19.6 million in the first quarter of fiscal 2008, a decrease of $6.1 million or 31.3%. The decrease is primarily the result of the following:

•
In the first quarter of fiscal 2008, the Company recorded a $1.0 million charge to reserve against the collection of Technical Staffing Services revenues that were overbilled by subcontractors in 2005 and 2006. During the first quarter of fiscal 2009, the Company reversed $0.2 million of this charge after reevaluating the amounts overbilled.

•	Severance charges for the first quarter of fiscal 2009 totaled $0.1 million compared to severance charges of $0.5 million for the first quarter of fiscal 2008.
•	The provision for bad debts decreased from $0.3 million in the first quarter of fiscal 2008 to $0.1 million in the first quarter of fiscal 2009.
•	Selling expenses were reduced by $0.9 million in the first quarter of fiscal 2009 as a result of decreased revenues.
•	During the first quarter of fiscal 2008, the Company recorded accruals for loss contracts of $0.3 million, as well as a $0.3 million start-up penalty for a new contract.
•
Payroll and payroll related expenses decreased approximately $3.2 million in the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008 due to reductions in staffing support resources which were made as a result of the non-renewal of the Technical Services contract with a major customer in June 2008. In addition the Company made changes in order to right-size the business as a result of the overall decline in revenues.

The decreases in operating expenses described above were partially offset by a $0.4 million charge in the first quarter of fiscal 2009 associated with the Company’s leased aircraft.

Loss from Operations:  Loss from operations decreased $3.4 million, to a loss of $0.5 million in the first quarter of fiscal 2009 from a loss of $3.9 million in the first quarter of fiscal 2008. The decrease in loss from operations is the result of the decrease in operating expenses offset by the decrease in revenues, as described above.

Other income (expense):  Net other expense was $0.1 million in the first quarter of fiscal 2009 compared to $0.3 million during the first quarter of fiscal 2008. Although the Company has significant cash balances, the Company’s interest expense exceeds its interest income due primarily to outstanding balances under its floor plan and credit facilities at rates that exceed those rates earned on the Company’s cash and cash equivalents. The decrease in net other expense is primarily the result of a $0.2 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008 resulting from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008.

Income Taxes:  For the first quarters of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the first quarters of fiscal 2009 and 2008, the Company increased its tax valuation allowance by $200 thousand and $1.6 million, respectively, due to the future uncertainty of the Company’s ability to utilize its deferred tax assets.

Net Loss:  Net loss was $0.6 million in the first quarter of fiscal 2009, compared to $4.2 million in the first quarter of fiscal 2008.  The decrease in net loss is a result of the factors described above.

Other First Quarter Financial Information
o	Working Capital	$ 64.5 million
o	Cash Flow Generated by Operating Activities	$ 12.9 million
o	Cash, Cash Equivalents and CD’s	$ 40.3 million
o	Capital Expenditures	$ 0.2 million
o	Outstanding Floor Plan Financing	$ 7.4 million
o	Book Value per Share	$ 7.67

Non-GAAP Measures

This press release includes a quote that Pomeroy had positive EBITDA in the first quarter of fiscal 2009. We believe that EBITDA provides a meaningful measure of our performance to both management and investors.  The reconciliation of the Company’s reported net loss to EBITDA for the first quarter of fiscal 2009 is as follows:

(in millions)
Quarter ended April 5, 2009
Net loss	$(0.6)
Add back: net interest expense	0.1
Add back: income tax expense	-
Add back: depreciation and amortization expense	0.7
EBITDA	$0.2

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the first quarter 2009 results, call 1-888-260-6133, using conference identification number 99925378 at 4:30 p.m. (ET) on Monday, May 18, 2009. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687 and referencing the conference identification number above.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the Company’s ability to accurately project staffing needs; the ability to fully utilize personnel and increase the use of higher-margin service employees; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage costs and expenses; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	April 5,	January 5,
	2009	2009
ASSETS

Current Assets:
Cash and cash equivalents	$39,161	$30,787
Certificates of deposit	1,152	1,142

Accounts receivable:
Trade, less allowance of $3,335 and $3,233, respectively	60,767	89,654
Vendor, less allowance of $293 and $293, respectively	1,432	1,299
Net investment in leases	55	74
Other	531	622
Total receivables	62,785	91,649

Inventories	6,380	7,890
Other	4,134	3,861
Total current assets	113,612	135,329

Equipment and leasehold improvements:
Furniture, fixtures and equipment	13,971	14,040
Leasehold Improvements	5,293	5,055
Total	19,264	19,095

Less accumulated depreciation	13,390	12,748
Net equipment and leasehold improvements	5,874	6,347

Intangible assets, net	680	752
Other assets	462	559
Total assets	$120,628	$142,987

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	April 5,	January 5,
	2009	2009
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$7,412	$11,709
Accounts payable - trade	16,582	30,774
Deferred revenue	1,713	1,557
Employee compensation and benefits	5,054	7,081
Accrued facility closing cost and severance	762	1,149
Other current liabilities	17,550	18,839
Total current liabilities	49,073	71,109

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,724 and 13,693 shares issued, respectively)	144	142
Paid in capital	94,304	93,858
Accumulated other comprehensive income	18	13
Retained earnings	453	1,044
	94,919	95,057
Less treasury stock, at cost (4,395 and 4,340 shares, respectively)	23,364	23,179
Total equity	71,555	71,878
Total liabilities and equity	$120,628	$142,987

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	April 5,	April 5,
	2009	2008

Net revenues:
Product	$53,161	$81,477
Service	36,299	63,692
Total net revenues	89,460	145,169

Cost of revenues:
Product	47,644	73,071
Service	28,856	56,422
Total cost of revenues	76,500	129,493

Gross profit	12,960	15,676

Operating expenses:
Selling, general and administrative	12,771	18,396
Depreciation and amortization	703	1,216
Total operating expenses	13,474	19,612

Loss from operations	(514)	(3,936)

Other income (expense):
Interest income	86	85
Interest expense	(160)	(351)
Other	(4)	-
Other income (expense), net	(78)	(266)

Loss before income tax	(592)	(4,202)
Income tax expense (benefit)	-	-
Net loss	$(592)	$(4,202)

Weighted average shares outstanding:
Basic	9,354	12,061
Diluted (1)	9,354	12,061

Earnings (loss) per common share:
Basic	$(0.06)	$(0.35)
Diluted (1)	$(0.06)	$(0.35)

(1) Dilutive loss per common share for the three months ended April 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)
	Three Months Ended
Cash Flows from (used in) Operating Activities:	April 5, 2009	April 5, 2008
Net loss	(592)	(4,202)
Adjustments to reconcile net loss to
net cash flows from (used in) operating activities:
Depreciation and amortization	715	1,250
Stock option, restricted stock compensation and employee
purchase plan expense	364	755
Provision for doubtful accounts	66	300
Amortization of unearned income	-	(2)
(Gain) loss on disposal of fixed assets	-	(2)
Changes in working capital accounts:
Accounts receivable	28,778	18,775
Inventories	1,510	259
Other current assets	(273)	(390)
Net investment in leases	19	336
Accounts payable trade	(14,192)	(15,163)
Deferred revenue	155	144
Employee compensation and benefits	(2,026)	(3,811)
Other, net	(1,585)	(2,539)
Net operating activities	12,939	(4,290)
Cash Flows used in Investing Activities:
Capital expenditures	(172)	(1,244)
Net investing activities	(172)	(1,244)
Cash Flows from (used in) Financing Activities:
Increase in short-term debt, net	-	6,919
Net reduction in floor plan financing	(4,297)	(11,760)
Purchase of treasury stock	(185)	(1,413)
Proceeds from issuance of common shares for employee
stock purchase plan	84	172
Net financing activities	(4,398)	(6,082)
Effect of exchange rate changes on cash and cash equivalents	5	(8)
Increase (decrease) in cash and cash equivalents	8,374	(11,624)
Cash and cash equivalents:
Beginning of period	30,787	13,282
End of period	$39,161	$1,658